Exhibit 4.3

[English Translation for informational purposes only]

Irrevocable Trust Agreement Number _________, entered into by and among Controladora Vuela Compañía de Aviación, Sociedad Anónima Bursátil de Capital Variable (hereinafter referred to as “Volaris”), represented herein by Mr. _____________, and Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo, Dirección Fiduciaria (hereinafter the “Trustee”), represented herein by its general trustee delegate, Mr. Juan Manuel Altamirano León, pursuant to the following Representations and Clauses:

REPRESENTATIONS

I. Volaris represents, through its representative, that:

a.	It is a variable capital investment promotion stock corporation (sociedad anónima promotora de inversión de capital variable), duly organized and validly existing under the laws of the United Mexican States (“Mexico”), as evidenced by public deed number _________, dated _________, granted before Mr. ___________, notary public number _________ of the Federal District, duly registered before the Public Registry of Property and Commerce of Mexico City, Federal District, under file number _________, on ___________, which has been further amended from time to time.

b.	On ____________ 2013, its shareholders resolved by means of unanimous shareholders resolutions, among other matters, to enter into this Agreement in order for: (i) the Trustee to receive from Volaris Series A shares (as such term is defined below), representing its capital stock, which result from an approved increase in capital stock, as well as other Series A shares to be contributed directly by any of the current shareholders of Volaris, (ii) the Trustee to issue CPOs (as such term is defined below) that refer to, and whose underlying securities are, the Trust Shares (as defined below), (iii) the Series A Shares underlying the CPOs, to be registered in the National Securities Registry (Registro Nacional de Valores), as well as registered for their trading in the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V., “BMV”), and (iv) the CPOs with Series A Shares as underlying securities issued by the Trustee, to also be registered before the Securities and Exchange Commission (“SEC”) of the United States of America as well as for quotation as ADSs (as such term is defined below) in the New York Stock Exchange (“NYSE”) or in the National Association of Securities Dealers Automated Quotation (“NASDAQ”) or in any securities market abroad;

c.	It wishes to and has the authority to enter into this Agreement and bind itself under the terms hereof;

d.	It has obtained all authorizations, which are effective as of the date hereof, from its competent corporate boards and from third parties, including the governmental authorizations necessary in accordance with the applicable legislation, to enter into the Agreement and be bound by the terms hereof;

e.	Its legal representative has the necessary authority to enter into this Agreement and bind it pursuant to its terms, as evidenced by Public Deed number ________, dated __________, granted before Mr. ______________, notary public number __________ for Mexico City, Federal District, whose first original copy was registered before the Public Registry of Property and Commerce of the Federal District, under file number ________, dated __________, and whose authority has not been revoked, amended or limited in any manner whatsoever.

II. The Trustee represents, through its general fiduciary delegate, that:

a.	It is a national credit corporation, development banking institution (sociedad nacional de crédito, institución de banca de desarrollo), duly incorporated and authorized to act as trustee in accordance with applicable law in Mexico and, in particular, in accordance with its Organic Law, first published on December 26, 1986 in the Diario Oficial de la Federación, and its Organic Regulations, to execute this Agreement and perform its obligations under the terms hereunder;

b.	It wishes to act as trustee in accordance with this Agreement and in accordance with its Organic Law, Organic Regulations, the Financial Institutions Law (Ley de Instituciones de Crédito) and other applicable provisions, it has the legal capacity to do so;

c.	Volaris requested and obtained from the Ministry of the Economy the authorization to enter into the Agreement and for the CPOs to be considered as, and to constitute, neutral investment under the terms and for purposes of Article 19 of the LIE (as such term is defined below), in accordance with the official communication No. DAJCNIE.315.12.769, dated November 12, 2012 and official communication No.__________, dated ________, 2013. Copies of the authorizations issued by such Ministry are attached hereto as Exhibit A;

d.	in accordance with the provisions of paragraph b., section XIX, Article 106 of the Financial Institutions Law, it has unequivocally informed Volaris of the content and legal scope of such provision, which is transcribed in Clause Nineteenth hereunder;

e.	Its general fiduciary delegate has sufficient authority to enter into the Agreement and bind it pursuant to its terms, as evidenced by Public Deed number 35,985, dated June 9th, 2004, granted before Mr. Gabriel Benjamín Díaz Soto, Notary Public number 131 for Mexico City, Federal District, whose first original copy was registered before the Public Registry of Property and Commerce of the Federal District, under file number 1275, dated June 23rd, 2004, whose authority has not been revoked, amended or limited in any manner whatsoever.

Based on the above-mentioned Representations, the parties to this Agreement agree as follows:

CLAUSES

FIRST. Definitions. (a) The following terms will have the following meanings when the first letter is capitalized:

“Shares” means the shares, present or future, regardless of the corresponding Series, representing the capital stock of Volaris, irrespective of the represented Series.

“Trust Shares” means, jointly, the total amount of Series A Shares issued by Volaris from time to time or that are outstanding, and that are contributed to the Trust to form part of the Trust Estate, whether directly by Volaris, any shareholders of Volaris, or any third party on behalf of any shareholder of Volaris (including, without limitation, the Series A Shares contributed by Volaris or a third party on behalf of Foreign Investors as a result of the conversion of Series B Shares into Series A Shares), provided that the Series B Shares will not be Trust Shares for purposes of this Agreement.

“Series A Shares” means the outstanding Series A shares, present or future, representing the capital stock of Volaris.

“Series B Shares” means the outstanding Series B shares, present or future, representing the capital stock of Volaris.

“CPO Trust Deed” means any CPOs trust deed in accordance with the terms of this Agreement, executed by the Trustee in connection with the issuance of CPOs, in terms and for purposes of article 228 m of the LGTOC (as defined hereunder), as periodically amended, supplemented or modified.

“ADSs” means American Depositary Shares.

“Initial Contribution” means the amount of $1.00 (One Peso, Mexican currency) that Volaris contributes to the Trust Estate, in accordance with Clause Fourth of this Agreement.

“BMV” has the meaning ascribed to such term in Representation I b.

“CPOs” means the non-redeemable participation certificates, based on the Trust Shares, issued and distributed by the Trustee, in accordance with this Agreement, and whose underlying value shall initially be one Trust Share for each ordinary participation certificate, or a different number of Trust Shares higher than one (1) as may be periodically resolved by the Technical Committee, pursuant to the terms of this Agreement (and as provided in Clause Ninth), and the non-redeemable participation certificates issued but not distributed by the Trustee until Trust Shares are contributed to the Trust Estate to form part of the Common Fund in terms of this Agreement, and whose underlying value shall initially be one Trust Share for each ordinary participation certificate or a different number of Trust Shares higher than (1) as may be periodically resolved by the Technical Committee, pursuant to the terms of this Agreement (including the provisions of Clause Ninth).

“CNBV” means the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

“Technical Committee” means the technical committee set up in accordance with Clause Thirteenth hereunder.

“Adhesion Agreement” means any agreement between the Trustee and any third party who intends to act as settlor after the date this Agreement is entered into.

“Business Day” means any day other than a Saturday, Sunday or a day in which banks or financial institutions in Mexico City, Federal District, Mexico, and/or in New York City, United States of America, must or are allowed to close to the public.

“Trust” means the irrevocable trust that is the subject matter hereof.

“Settlors” means jointly, Volaris and any Settlor by Adhesion.

“Settlors by Adhesion” means the individuals or corporate entities that in the future convey Series A Shares to the Trust as part of the Trust Estate.

“Beneficiaries” means, jointly, Volaris, the Settlors by Adhesion, if applicable, and the foreign individuals or corporate entities who hold CPOs, in accordance with Clause Third hereunder.

“Trustee” shall have the meaning ascribed to such term in the preamble of this Agreement.

“Purposes of the Trust” has the meaning ascribed to such term in Clause Fifth of this Agreement.

“Indeval” means S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V.

“Foreign Investors” means the individuals or entities that are not of Mexican nationality, and Mexican entities which are classified as foreign investors under the terms of the LIE and its regulations.

“Mexican Investors” means Mexican individuals and Mexican entities which have a majority of Mexican capital and/or otherwise are classified as Mexican investors under the terms of the LIE and its regulations.

“LGTOC” means the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito)

“LIE” means the Foreign Investment Law (Ley de Inversión Extranjera).

“LMV” means the Securities Market Law (Ley del Mercado de Valores).

“NASDAQ” shall have the meaning ascribed to such term in Representation I b.

“NYSE” shall have the meaning ascribed to such term in Representation I b.

“Trust Estate” shall have the meaning ascribed to such term in Clause Fourth of this Agreement.

“Common Representative” means _____________________.

“SEC” shall have the meaning ascribed to such term in Representation I b.

“Holder” means any holder of CPOs.

“Volaris” shall have the meaning ascribed to such term in the preamble of this Agreement.

(b) Unless expressly established otherwise, all references to the numbers or letters of Clauses, sections, paragraphs or sub-paragraphs refer to the Clauses, sections, paragraphs or sub-paragraphs hereof, and all references to Exhibits refer to the Exhibits attached hereto and incorporated herein by reference. The terms “herein”, “hereof”, “in accordance herewith”, “hereinafter” and words of similar meaning refer to the Agreement as a whole and not to any Clause, section, paragraph or sub-paragraph in particular. It shall be considered that the words “include”, “includes” and “including” shall be followed by the words “but not limited to”, unless agreed otherwise.

(c) If there is any discrepancy between the definitions established in paragraph (a) of Clause First and any other provision contained hereunder, the definition of the latter provision shall prevail.

(d) It shall be considered that any reference to any law or regulation includes the amendments thereto and any law or regulation that replaces it.

SECOND. Creation; Appointment and Acceptance; Additional Contributions.

(a) In order to comply with and carry out the Purposes of the Trust, Volaris hereby irrevocably contributes the Initial Contribution to the Trust and transfers it to the Trustee.

(b) The Trustee hereby (i) accepts its appointment as trustee of the Trust and undertakes to faithfully fulfill the Purposes of the Trust and all other obligations assumed by the Trustee, under the terms hereof; and (ii) acknowledges and accepts the ownership of the Trust Estate and agrees to maintain the same in order to fulfill the Purposes of the Trust.

(c) The Trust Estate shall consist of, and may be increased in accordance with, the provisions of Clause Fourth and other applicable clauses of this Agreement, provided that when any Series A Shares are contributed to the Trust Estate, each Settlor that transfers the Series A Shares or each Settlor on whose behalf the Series A Shares are transferred, (A)(i) will endorse in favor of the Trustee, as trustee of the Trust, or will cause the delivery to the Trustee of the Series A Shares certificates or provisional certificates of the shares contributed to the Trust, evidencing the Trustee as owner of such shares, (ii) shall deliver the Series A Shares certificates or the provisional certificates endorsed, if applicable, to the Trustee, and (iii) shall provide the Trustee with a certification issued by the Secretary of the Board of Directors of Volaris certifying that the Trust Shares transferred to the Trustee have been duly and validly registered in the shares registry book of Volaris or (B) shall transfer the Trust Shares through transfers in accounts of Indeval participants to the Trustee’s account (or the participant indicated by the Trustee).

(d) The Trustee shall not be liable for the validity or authenticity of the contributed Series A Shares.

THIRD. Parties.

     The following persons are parties hereof:

Settlor:	Volaris, in connection with the Series A Shares periodically contributed to the Trust and that will be identified in the form agreed by the Trustee, in the corresponding date of contribution.
Settlors by Adhesion:

The Mexican or foreign individuals or entities, acting on their own behalf, provided that in case of foreign individuals or entities, such persons may become Settlors by Adhesion when acting through any third party, that, after the creation of this Trust, by means of the execution of an Adhesion Agreement, irrevocably transfer, or instruct to transfer to the Trust, the Series A Shares they own or in respect of which they have Trustee rights, as trustee, in accordance with the Trust.

Trustee:	Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo, Dirección Fiduciaria.
Beneficiaries:

Volaris, in respect to the rights contained hereunder;

the Settlors by Adhesion, in respect to the right to receive (1) one CPO per Trust Share, or by the higher and different number of Series A Shares approved by the Technical Committee in terms hereof (including the provisions of Clause Ninth), once the Trustee, as holder, has received the Series A Shares contributed by the Settlors by Adhesion, or contributed on behalf of any Settlor by Adhesion, as well as to exercise their corresponding rights on such CPOs, in accordance herewith; and

the Foreign Investors that are Holders of CPOs in accordance with Clause Tenth below, in connection to rights that correspond to them in accordance with this Agreement and the corresponding CPO Trust Deed.

FOURTH. Trust Estate.

The estate of the Trust (the “Trust Estate”) shall consist of:

(a) the Initial Contribution hereby contributed by Volaris to the Trust;

(b) the Series A Shares that periodically contributed to the Trustee by any Settlor, including any Settlor by Adhesion, or by any third party on behalf of any Settlor, or by Volaris, in order to constitute the Trust Estate, including, but not limited to, the Series A Shares contributed by Volaris or by a Settlor by Adhesion, for itself or through any third party, as a result of the conversion of Series B Shares into Series A Shares;

(c) the Series A Shares received by the Trustee as a result of the payment of dividends on Series A Shares resolved by Volaris, for the capitalization of premiums, profits withheld, reserves or any other compoundable items or the restatement of capital stock, or for any other reason;

(d) the Series A Shares issued by Volaris to increase its capital stock, and that the Trustee, as holder of the Trust Shares, subscribes and pays with the funds contributed by the Holders according to this Agreement;

(e) the Series A Shares received by the Trustee, as holder of the Trust Shares, as a result of any merger, spin-off, restructuring, sub-division or any other similar corporate action agreed or carried out by Volaris or affecting Volaris;

(f) the sums in cash received by the Trustee, including such amounts received from payment of dividends, reductions of capital stock of Volaris, redemption of the Trust Shares and/or any similar circumstance, after being distributed among the Holders in accordance with the provisions set forth hereunder and any related documentation; and

(g) any other asset or right contributed and transferred in the future to the Trustee, as trustee according to this agreement, provided that, in no event, the Trustee shall hold securities other than Series A Shares issued by Volaris or any successor or thereof;

FIFTH. Purposes of the Trust.

The purposes of this Trust (the “Purposes of the Trust”) are the following:

(a) the acquisition of the Trust Estate by the Trustee, the administration of the Trust Estate as agreed hereunder and for the term of this Agreement, and the maintenance under its custody of all the Trust Shares, either by keeping them directly or by depositing them in any securities deposit institutions;

(b) the establishment of a mechanism, with the nature of neutral investment, and the execution of the necessary agreements, to place the CPOs, in an issuance and as required periodically, either directly or represented by ADSs or other securities, either primarily and/or secondarily, through the BMV, NYSE, NASDAQ and/or any other stock market in Mexico or abroad, to various investors, in any case, through public or private offerings, provided that the CPOs placed through the BMV may only be acquired by Foreign Investors, and not by Mexican Investors, who will automatically acquire Series A Shares;

(c) the subscription of the Series A Shares issued and placed by Volaris, in order to ensure their placement, among Foreign Investors, through CPOs, in accordance with applicable legislation, this Agreement and the instructions from Volaris, through their contribution to this Trust and, if applicable, the delivery to Volaris of the proceeds derived from the placement of such Series A Shares, through CPOs or ADSs, provided that the CPOs placed through the BMV, may only be acquired by Foreign Investors, and not by Mexican Investors, who will automatically acquire Series A Shares;

(d) the acquisition by the Trustee of the Series A Shares resulting or issued as a result of (i) increases in capital stock derived from capitalization of reserves or profits or restructurings of Series A Shares, (ii) if applicable, mergers or spin-offs, transformations or corporate restructurings of any kind, or in which Volaris participates or affecting Volaris and having the nature of Series A Shares, or (iii) contributions of Series A Shares that any person, as Settlor or Settlor by Adhesion or on behalf of any Settlor by Adhesion, transfers to this Trust, including, without limitation, the Series A Shares contributed by Volaris or by any third party, on behalf of Foreign Investors as a result of the conversion of Series B Shares into Series A Shares;

(e) the subscription and payment by the Trustee of increases of capital stock resolved by Volaris, in accordance with the provisions set forth in Clause Twelfth below, provided that the Trustee receives, in a timely manner, the necessary and sufficient funds from the Holders who wish to subscribe and pay-in such CPOs that refer to the underlying Series A Shares issued by Volaris to represent the corresponding capital stock increase, the custody by the Trustee of the Shares resulting from such increase in capital as Trust Shares, and the issuance of additional CPOs representing such Trust Shares, in favor of the Foreign Investors who subscribe and pay-in the relevant capital stock increase, provided that in the event of any increases in the capital stock carried out through the BMV by holders of securities, the Mexican Investors may only acquire Series A Shares and not CPOs, and will do so automatically;

(f) the issuance and payment by the Trustee of CPOs referred to, and having as underlying shares, the Trust Shares, through ADSs or for the benefit of Foreign Investors, provided that, the Trustee will issue and deliver to such Foreign Investors one (1) CPO per Trust Share, so that the pro rata part of the Trust Estate corresponding to each CPO and, as a consequence, to the Holders, Foreign Investors or through ADSs, shall be composed of one (1) Series A Share or for the different and higher number of Series A Shares indicated by the Technical Committee pursuant to the terms of this Agreement (and as provided in Clause Ninth), provided, however, that such quota may be amended through recapitalizations, reinvestment of distributed profits, restructurings, conversions, decreases in capital stock, redemption of Series A Shares, or by mergers or spin-offs in which Volaris participates, in accordance with the applicable legislation, or by any other action or fact affecting the Series A Shares or in the manner determined by the Technical Committee;

(g) the issuance, without allocation, of CPOs by the Trustee, in order to place and deliver such CPOs to those Settlors contributing Series A Shares for such purposes, and whose underlying shares are the Trust Shares, provided that the Trustee will issue, place and deliver one (1) CPO for each Trust Share or the different and higher number of Series A Shares indicated by the Technical Committee pursuant to the terms of this Agreement (and as provided in Clause Ninth), therefore, the quota of the Trust Estate corresponding to each CPO and, as a consequence, to the Holders, shall be composed of one (1) Series A Share or the different and higher number of Series A Shares indicated by Technical Committee pursuant to the terms of this Agreement (and as provided in Clause Ninth) and that such CPOs, if placed through the BMV, shall only be delivered to Foreign Investors, provided, accordingly, that such quota may be amended through recapitalizations, reinvestment of distributed profits, restructurings, conversions, decreases in capital stock, redemption of Series A Shares, or by mergers or spin-offs in which Volaris participates, in accordance with the applicable legislation, or by any other action or fact affecting the Series A Shares or in the manner determined by the Technical Committee;

(h) the exercise by the Trustee of the voting rights corresponding to the Trust Shares underlying the CPOs and placed among Foreign Investors or through ADSs in the corresponding general and special shareholders meetings of Volaris in the same form as the holders of the majority of Series A Shares vote; in every case, the Trustee shall exercise the voting rights corresponding to the Trust Shares through the respective representatives as set forth in Clause Eleventh and other applicable Clauses of this Agreement;

(i) the exercise by the Trustee of the minority rights (including any actions) referred to in Clause Eleventh, paragraphs (b) and (c) as instructed by the corresponding Holders of the CPOs;

(j) the collection and distribution among the Holders by the Trustee, pursuant to their respective participation in the Trust Estate, of the dividends or any other distribution that, in each case, corresponds to the Trust Shares underlying the CPOs, and in general, the exercise by the Trustee of the estate rights derived or resulting from the Trust Estate;

(k) the increase or decrease by the Trustee of the number of outstanding CPOs issued by means of this Trust and under the CPO Trust Deed, in accordance with the instructions of the Technical Committee, in order to recognize splits, reverse splits, conversion of Shares, splits or reductions, restructuring of Shares, mergers or spin-offs or any other similar corporate act carried out by Volaris or in which Volaris participates;

(l) the increase or decrease by the Trustee of the number of outstanding CPOs issued by means of this Trust and under CPO Trust Deed, (i) in order to deliver CPOs derived from the contribution of Series A Shares that any person, as Settlor by Adhesion or on behalf of a Settlor by Adhesion, gives to the Trust Estate, including, without limitation, the Series A Shares contributed by Volaris or by any third party on behalf of Foreign Investors as a consequence of the conversion of Series B Shares into Series A Shares, on behalf of Foreign Investors or in connection with ADSs, and/or (ii) in order to deliver Series A Shares in the Indeval account indicated, or that benefit, the Mexican Investors, in the event that such Mexican Investors acquired CPOs;

(m) if applicable, the temporary acquisition by the Trustee with the contribution of the necessary funds by Volaris (or once Volaris has made the corresponding direct payment), of the CPOs issued, subject to the provisions of the LMV, the corporate by-laws of Volaris and the applicable general provisions issued by the CNBV, if applicable, and pursuant to the instructions from the Technical Committee, provided that Volaris may directly acquire the Series A Shares underlying the CPOs;

(n) the withdrawal by the Trustee of the CPOs representing Series A Shares cancelled by Volaris as a consequence of the repurchase of the CPOs or the underlying Series A Shares, in accordance with what the LMV, the corporate by-laws of Volaris and the general provisions issued by the CNBV permit;

(o) the withdrawal by the Trustee of the corresponding CPOs, as provided in Clause Ninth below, in the event of repurchase or amortization of the Trust Shares underlying such CPOs by Volaris, or in the event of reduction of Volaris’ capital stock by refund or in any other similar corporate action carried out by Volaris;

(p) the carrying out of any proceeding or process and the execution of all types of documents or instruments, and the submission of any filing with public or private institutions, Mexican or foreign, including the CNBV, the SEC, the General Foreign Investment Department (and any other applicable departments or areas of the Ministry of the Economy), the Ministry of Communications and Transports, the Mexican Central Bank, the BMV, the NYSE, the NASDAQ, and other securities markets or securities quotation systems in Mexico, and any other Mexican or foreign authority or institution, in order to fulfill the Purposes of the Trust, through the attorney-in-fact appointed by the Technical Committee, and in accordance with the instructions issued by the Technical Committee for such purposes;

(q) the execution by the Trustee of any document, agreement, instrument or certification and the carrying out of the suitable or necessary acts to fulfill the Purposes of the Trust, provided that, except for certifications, the Trustee shall, in all cases, have written instructions from the Technical Committee;

(r) the withdrawal and cancellation of the CPOs by the Trustee upon termination of the term hereof and in accordance with Clause Sixteenth, and the return of the Trust Shares underlying the CPOs to the holders of the CPOs or to whomever has the right thereupon (including third parties designated by the CPOs holders), or the sale proceeds of such Trust Shares underlying the CPOs, in accordance with the procedure set forth in Clause Sixteenth hereof, or the execution of any other necessary or suitable act to terminate the term of this Agreement;

(s) the execution by the Trustee of any CPO Trust Deed or any amendment to the CPO Trust Deed that might be necessary, as instructed by the Technical Committee, and the subscription of the CPOs issued thereunder and the deposit of such CPOs with Indeval;

(t) the request and obtaining by the Trustee, through the attorney-in-fact appointed by the Technical Committee, or by the majority of the Holders for the exercise of their corresponding rights, in accordance with this Agreement or the applicable legislation, of any and all authorizations, subscriptions, records, judicial, governmental, or third party notes, of any nature, that are necessary or suitable to carry out the Purposes of this Agreement;

(u) the execution by the Trustee of any and all agreements and the carrying out of all acts as may be instructed or requested to do, in writing, by the Technical Committee pursuant to this Agreement, including the execution of any necessary Adhesion Agreement, and the recognition of third parties, as the case may be, as Settlors by Adhesion, issuing and delivering the corresponding CPOs, considering the Trust’s Series A Shares; and

(v) in general, the performance by the Trustee of all necessary acts, of any nature and irrespective of how they are referred to, in accordance with the applicable laws in any jurisdiction, in order to comply with the Purposes of the Trust.

SIXTH. Authority and Obligations of the Trustee.

(a) The Trustee shall have the sufficient authority to carry out and fulfill the Purposes of the Trust, including, but not limited to, the authority provided by the LGTOC. Specifically, the Trustee shall have the authority to grant powers of attorney to such individuals specified by the Technical Committee or, as the case may be, to Holders of CPOs, in accordance with the terms of this Agreement, including Clause Eleventh below, or the applicable legislation, which shall include, without limitation, carrying out the acts and entering into the agreements or instruments necessary to fulfill the Purposes of this Agreement, such as the participation in the shareholder meetings of Volaris.

(b) In the event that a suit or litigation arises, or that a legal proceeding or action is initiated related to Trust Shares and/or any other asset or right that is part of the Trust Estate, the Trustee shall (i) immediately notify the Technical Committee and Volaris in writing, and in any case within five (5) Business Days following the date in which the Trustee received the respective notice or in which it learned of the matter at issue by any other means, and (ii) grant the necessary authority to the person or persons as instructed in writing by the Technical Committee, or by the majority of Holders, if they had the right, to exercise their corresponding rights, and subject to the terms and conditions that may be determined, in each case, in order to defend and preserve the Trust Estate.

(c) Under no circumstances will the Trustee be liable for the acts carried out by the attorneys-in-fact in the exercise of their powers of attorney; however, it will be liable for its own willful misconduct, bad faith or negligence in the granting of such powers of attorney, or in the event such powers of attorney are not granted in a timely manner in urgent situations.

(d) In accordance with the provisions set forth in Section 5.2 of Circular 1/2005 issued by the Mexican Central Bank (Banco de México), the Trustee shall be liable for damages and lost profits caused by the breach of its obligations under this Agreement.

(e) In no case shall the Trustee hold in the Trust Estate more than ninety percent (90%) of the total amount of Shares, unless otherwise expressly authorized by the General Foreign Investment Department of the Ministry of the Economy or any other competent authority or governmental entity thereto in the future.

SEVENTH. Issuance and Public Offering of CPOs.

(a) Having obtained the relevant authorization and once the transfer and contribution of Series A Shares to the Trustee has been performed in accordance with this Agreement, the Trustee shall issue the CPOs pursuant to the relevant CPO Trust Deed, for its placement among Foreign Investors, including through ADSs, provided that, initially, the Trustee shall issue one (1) CPO per each Trust Share, with the ability to change such relation in the future, at the discretion of the Technical Committee, in accordance with this Agreement, including Clause Ninth below.

(b) The Series A Shares must be registered in the National Securities Registry and in the list of securities authorized to be quoted in the BMV, and/or the CPOs, and, if applicable, the ADSs before any authority or any other securities market that is necessary, if applicable, for the offering, placement and/or quotation of CPOs, directly or through ADSs or other securities, in foreign stock markets, including the SEC, the NYSE and the NASDAQ.

(c) Volaris shall, if applicable and/or with the participation of intermediaries or other authorized institutions and brokers, carry out the placement of CPOs, through ADSs, issued by the Trustee in connection with the Trust Shares, among Foreign Investors on the NYSE, in the NASDAQ, or in other foreign stock exchanges. The Trustee shall, through Indeval, transfer the CPOs issued in connection with the Trust Shares to the individuals or corporate entities that as Foreign Investors have acquired them upon their placement to the account(s) of the broker(s) that the Technical Committee specifies in writing, and it shall receive, or ensure that Volaris receives, the funds resulting from such placement, which shall be used to pay the subscription price of any Series A Shares subscribed. In the event of a secondary offer, it shall deliver or ensure delivery of the proceeds of the placement to the relevant Settlors who have conveyed the Trust Shares or that have been conveyed on their account. If it is agreed with Volaris, in the event that not all the CPOs issued in connection with the Series A Shares are placed, the Trustee shall withdraw from circulation any CPOs not placed and return to Volaris the respective certificates that cover the Trust Shares that have been subscribed but not paid-in, leaving such subscription without effects.

(d) Volaris shall have the sole and exclusive right to receive from the Trustee, or from a third party who has agreed with the Trustee, the proceeds derived from any placement through a primary offering carried out through the issuance of CPOs or through ADSs to Foreign Investors, with the prior contribution of Series A Shares issued for such purposes or repurchased by Volaris and contributed to this Trust under the terms of applicable legislation. In the same manner, Volaris shall be entitled to receive the CPOs repurchased by the Trustee with the funds provided by Volaris, or which Volaris directly reacquires (including as Series A Shares). Similarly, the Settlors by Adhesion that contribute Series A Shares so that they may be placed among the investing public shall be entitled to receive from the Trustee, if received by the Trustee, the proceeds of any placement made through the issuance of CPOs.

EIGHTH. Characteristics of the CPOs.

(a) The CPOs issued by the Trustee to fulfill the Purposes of the Trust may be represented by one (1) or more certificates that cover one (1) or more CPOs, which shall be kept at all times in Indeval or in any other securities deposit institution, in accordance with the provisions of applicable legislation. The holders of the CPOs, through ADSs or Foreign Investors, shall prove the ownership thereof, and shall prove the rights and justify the exercising of the rights originating from or related to the Trust Shares with the certificates issued by Indeval pursuant to the terms of Article 290 and other applicable articles of the LMV and other applicable legal provisions, complemented with the certificates issued by the depositors of Indeval and, if applicable, the relevant custodians. If applicable and if possible, the CPOs shall be delivered and transferred according to the procedure set forth in the LMV and other provisions established in the applicable legislation. The certificates representing the CPOs must meet the requirements set forth in Article 228 n of the LGTOC.

(b) Holders of CPOs shall not have voting rights with regards to the underlying Trust Shares; such rights shall be exercised by the Trustee pursuant to the provisions set forth in section (h) of Clause Fifth and Clause Eleventh below.

(c) The amount of the issuance and the par value of the CPOs shall be established exclusively for purposes of Articles 228, l and 228, n of the LGTOC, and will not bind the Trustee or Volaris to pay holders the par value of the CPOs, under the terms of Article 228, k of the LGTOC. The par value of each CPO shall be calculated by dividing the amount of the proceeds from issuance by the number of CPOs that are issued and placed.

NINTH. Restructures and Similar Acts.

(a) In the event Volaris redeems Series A Shares with distributable profits, reduces its capital stock as a result of the redemption or repurchase of CPOs or Series A Shares, as permitted by applicable law, agrees to conversions, splits or reverse splits of Series A Shares, or performs any other similar act, the Trustee shall proceed in accordance with the resolutions approved by the general shareholders meeting of Volaris, and shall make the announcements, exchanges and take all other necessary actions, modifying, as may be required, the composition of the Trust Estate that corresponds to each CPO.

(b) In the event of mergers and spin-offs, the Trustee shall perform all acts needed to replace and receive the shares or securities of the Trust Shares that will be part of the Trust Estate, with the consequent adjustment of the Trust Estate corresponding to each CPO.

(c) If any of the events specified in paragraphs (a) and (b) above, any change to the structure of the capital stock of Volaris, or any other event takes place and requires an increase in the number of CPOs issued and that may be placed, or a decrease in the number of CPOs issued, the Trustee shall take all measures, as instructed by the Technical Committee, to increase or decrease the number of CPOs issued, as the case may be, including the amending of this Agreement, any CPO Trust Deed, the certificates representing the CPOs, or enter into any contract or agreement, provided that the consent of the holders of CPOs will only be requested in cases where it is specified by applicable legislation.

TENTH. Holders of CPOs.

(a) The CPOs may be acquired by Foreign Investors in accordance with the provisions set forth in the applicable law, including the LIE and its Regulations and the corresponding CPO Trust Deed.

(b) Holders of CPOs, the Settlors and the Beneficiaries, by acquiring and holding CPOs and, if applicable, by the simple contribution of Series A Shares, shall be subject to the terms and conditions established herein as well as in the CPO Trust Deed and the certificate or certificates that cover the CPOs.

(c) The Holders may withdraw the underlying Series A Shares if (i) Volaris’ by-laws permit such withdrawal, (ii) for any reason, the holder of CPOs is a Mexican Investor, or (iii) the LIE permits such withdrawal.

ELEVENTH. Corporate Rights.

(a) The Holders shall not have any voting rights with respect to the underlying Trust Shares, therefore the Trustee shall grant a power of attorney to the individual or individuals appointed by the Technical Committee at least two (2) days prior to the date in which the shareholders general or special meeting of Volaris shall convene, so that such attorney or attorneys-in-fact exercise the corresponding rights to the Trust Shares, voting systematically in the same form as the majority of Series A Shares that are represented in such shareholders general or special meeting, provided, however, that in the event the Trustee does not receive instructions from the Technical Committee, it will vote or will ensure that the voting of the Trust Shares by the relevant attorneys-in-fact is made in the same form as the majority of the Series A Shares represented in such shareholders general or special meeting of Volaris;

(b) The CPOs Holders, despite being Foreign Investors, may instruct the Trustee in writing in order to exercise the applicable minority rights, different to the voting rights, corresponding to the underlying Trust Shares of the CPOs to which they hold title, in accordance with the applicable law and Volaris’ by-laws, including the exercise of any action corresponding to the owners of the minority interest in the Shares, providing the Trustee with the amounts and other resources necessary for such purposes.

(c) With respect to the exercise of the rights of the minority shareholders, different to the voting rights, derived or related to the Trust Shares, that are subject or referred to a determined percentage of the capital stock of Volaris pursuant to the applicable legislation, the Trustee shall consider, for such purposes and for the necessary calculation, the percentage represented by the Trust Shares underlying the CPOs of the holders that wish to exercise such minority rights, with respect to the total outstanding Shares representative of the capital stock of Volaris.

(d) The Trustee shall not be liable for the manner in which the attorneys-in-fact referred to in paragraph (a) above vote the Series A Shares, nor for their absence in the general or special shareholders meetings of Volaris, when the attorneys-in-fact are appointed by the Technical Committee.

TWELFTH. Subscription of New Series A Shares; Contributions.

(a) In the event the capital stock of Volaris is increased by new contributions in cash and subscription rights were applicable with respect to the shares of Volaris issued to represent such increase, the Trustee shall offer the Holders the right to make contributions to the Trust through a notice to be delivered to the CPOs Holders, if necessary, through the Common Representative (who may be assisted by Indeval), at least 10 (ten) days prior to the deadline for the subscription of such increase, and under the terms and taking into account the offer of the preferential subscription right made by Volaris. Such contributions shall be used so that the Trustee proportionally subscribes and pays the relevant Series A Shares and issues and places the new necessary CPOs, only if such offer can be carried out under the terms of the applicable legislation in the country of residence of the corresponding Holder, provided that (i) the Trustee shall only deliver one (1) CPO per Series A Share subscribed and contributed to the Trust Estate, or the different and higher number of Series A Shares provided by the Technical Committee in accordance with the terms hereof (including the provisions of Clause Ninth), and (ii) if necessary and by instructions of the Technical Committee, the Trustee may execute a new CPO Trust Deed.

(b) In the event the Holders provide the Trustee the necessary funds for the Trustee to subscribe and pay the corresponding Series A Shares of the new issuance, once such Series A Shares are contributed to or become part of the Trust Estate, the Trustee shall issue the corresponding CPOs, which it shall deliver to the respective Holders in proportion to their contributions in cash.

(c) Unless it receives written instructions to the contrary from the Technical Committee, the Trustee shall only subscribe Series A Shares under the terms previously agreed upon, provided that the Holders have furnished the sufficient funds at least two (2) Business Days prior the date on which the relevant payment must be made and according to the terms set forth in this Clause Twelfth.

(d) Notwithstanding anything to the contrary contained herein, if the respective governmental authorizations are obtained, the Trustee may issue the CPOs to cover the Series A Shares issued in terms and for the purposes set forth in Article 53 of the LMV, and the legislation applicable to public offers, in which case, the preferential subscription rights will not be applicable, and it is agreed that the Trustee may subscribe the Series A Shares and pay them by using the proceeds from the placement and sale of CPOs subject to the public offer.

(e) The Settlor, any Settlor by Adhesion and the Holders, through the acquisition of CPOs, recognize and agree that the contributions in cash and other resources to the Trust Estate may only be made by notifying the Trustee at the latest at 12:00 pm (noon), Mexico City time, of the day in which the contribution is to be made, and such notice must include the purpose for such contribution, provided that (i) if the notice is not given in a timely manner, the Trustee will not be required to recognize it, register and pay it, until it has been notified, and it will not accrue any interest until such date of notification, and (ii) said notice will not be necessary with respect to Holders that subscribe and pay the CPOs and the underlying Series A Shares, in the event of a capital increase by Volaris.

THIRTEENTH. Technical Committee; Composition.

(a) Pursuant to the provisions of the last paragraph of Article 80 of the Financial Institutions Law, a Technical Committee for this Trust is hereby created, and it shall have three (3) proprietary members and their respective alternates, two (2) of whom shall be appointed by shareholders who represent the majority of Volaris’ outstanding shares with voting rights, directly, and the third shall be appointed by the Common Representative. The parties appoint the following persons as initial members of the Technical Committee:

Principal Member	Alternate Member

(b) The party who is entitled to appoint the members of the Technical Committee shall appoint new members in the absence, by any reason, of members previously appointed, and shall do so through a written instruction sent to the Trustee by the party having the respective right.

FOURTEENTH. Technical Committee; Operation.

(a) The Technical Committee shall convene, as often as necessary, either physically or by telephone conference, provided that it is convened by any of its proprietary members or by the Trustee, through a written notice to be delivered to all members by courier service, facsimile or e-mail, with a copy to the Trustee and the Common Representative, at least three (3) Business Days before the date selected for the meeting, and the notice should include the agenda for the meeting. The Trustee and the Common Representative, independently, shall be entitled to appoint a representative to attend the meetings of the Technical Committee, who shall have the right to be heard but not to vote.

(b) The Technical Committee shall be chaired by the person appointed from among the members that are appointed by the shareholders representing the majority of the Series A Shares, provided that they are holders of at least ten percent (10%) of the Series A Shares and the secretary shall be appointed by the majority vote of the Technical Committee.

(c) The meetings of the Technical Committee shall be considered validly convened when attended by at least the majority of its members. Alternate members may replace the proprietary member whom they were appointed to represent if the proprietary member is absent.

(d) Resolutions or agreements of the Technical Committee shall be passed by a majority of favorable votes of its members. The Chairman shall have the defining vote in the event of a tie.

(e) Meeting minutes shall be prepared for each meeting and must be signed by all attending members. The minutes shall record the resolutions or agreements adopted by the committee, and these shall be followed up by the special delegate appointed for such purposes.

(f) The Trustee shall be notified in writing of the resolutions adopted by the Technical Committee by the Chairman of the Committee, the secretary, or the person appointed as special delegate. In the last case, the signature of the special delegate must be certified by the Technical Committee in the meeting in order to send the instructions to the Trustee.

FIFTEENTH. Technical Committee; Authority.

The Technical Committee shall have the authority to:

(a) instruct the Trustee to issue the CPOs to fulfill the Purposes of the Trust, specifying the amount and other characteristics of each issuance, previously having obtained any necessary government authorizations, and in accordance with the execution of the necessary CPO Trust Deeds;

(b) instruct the Trustee about the persons who shall act as attorneys-in-fact at the general or special shareholders meetings of Volaris; provided that the Trustee may exercise the voting rights as established herein through such attorneys-in-fact;

(c) instruct the Trustee to subscribe and pay for any increases in the capital stock of Volaris, as well as, if applicable, in connection with issuances performed under Article 53 of the LMV (that entail the issuance and placement of CPOs), and the repurchase of CPOs;

(d) give instructions to the Trustee in the cases set forth in Clause Ninth hereof;

(e) deal with any situation not contemplated herein or in any indenture of the CPOs or that it is considered ambiguous or subject to various interpretations;

(f) appoint an attorney-in-fact or attorneys-in-fact to defend the Trust Estate;

(g) ensure that the Trustee meets its obligation set forth in Clause Sixth herein; and

(h) any other authorities derived hereunder or that are necessary to carry out the Purposes of the Trust, including the event provided for in Clause Fifth herein.

SIXTEENTH. Term; Expiration; Irrevocability.

(a) The parties agree that this Trust is established as an irrevocable trust, under the terms of Article 392 of the LGTOC. The term of this Agreement shall be 50 (fifty) years counted from the date of its execution. Once the limit date of the Trust has been reached, the parties, by common agreement, and with the participation of the Common Representative, may agree to set up a new Trust under terms similar to those herein, to which the parties or the Trustee shall transfer the Trust Estate in the manner instructed by the Technical Committee. If the parties do not agree to set up a new trust under similar terms, the Trust shall terminate in accordance with paragraph (b) below.

(b) In the event that all the Series A Shares or the CPOs issued thereof are withdrawn from circulation as a consequence of the provisions of Clause Ninth hereunder, the Trustee shall cancel the issuance of CPOs and shall terminate this Trust.

(c) In addition, the Trustee may terminate the Trust at any moment and under any of the circumstances set forth in Article 392 of the LGTOC, except as provided for in section VI of such Article.

(d) The Trust may also be terminated by means of a written notice from Volaris to the Trustee, if Volaris is able to prove to the Trustee that the applicable legislation has been amended and that the corporate by-laws of Volaris have been amended, so that the Series A Shares may be subscribed freely, both by Mexican Investors and Foreign Investors.

(e) If the Trust is terminated, the Trustee, based on the instructions of the Technical Committee, shall proceed, because it is dealing with Foreign Investors, and in accordance with the instructions of the Technical Committee, to (i) (A) sell the Trust Shares underlying the CPOs with the participation of the Common Representative of the Holders and, subsequently, distribute the sale proceeds among Foreign Investors that are Holders of the CPOs, in proportion to their respective Participation, or (B) incorporate a trust, having obtained the relevant authorization, and transfer all the underlying Trust Shares underling the CPOs held by Foreign Investors, so that Foreign Investors are the beneficiaries, through the CPOs, of such Series A Shares, according to their participation in the Trust Estate, or (C) if so allowed by applicable legislation, deliver the underlying Trust Shares of the CPOs to the Foreign Investors who hold the CPOs, in proportion to their respective participation in the Trust Estate, or (ii) take any other action, that under relevant circumstances, and taking into account the instructions of the Technical Committee, is necessary or suitable.

(f) The termination of this Trust shall, in all cases, be subject to the provisions set forth in Article 228 t of the LGTOC.

SEVENTEENTH. Foreign Investors; Loss of Title to the CPOs.

It shall be understood that Foreign Investors, by acquiring and holding CPOs, have agreed with the Mexican Government, through the Ministry of Foreign Affairs, to be considered as Mexican nationals with respect to the CPOs that they acquire and which they hold, and they agree that by acquiring and holding the same, they will not invoke the protection of their governments, or will be penalized by giving title to the CPOs at issue to the Mexican Nation.

EIGHTEENTH. Expenses, Fees and Taxes.

(a) All reasonable expenses, fees and taxes incurred for the execution of this Agreement or the fulfillment thereof shall be paid by Volaris, who must pay them within five (5) Business Days following the date in which the Trustee receives the written notice thereof.

(b) If the Trustee receives notification from any tax authority regarding any interpretation that would make the activities subject to this agreement taxable and, as a consequence, the Trustee would have to withhold and pay any and all taxes in accordance herewith or any other related act hereto, Volaris undertakes to pay the applicable taxes and hold the Trustee harmless and provide it with the funds necessary to meet such obligations, in accordance with the applicable legislation. The Trustee shall not be liable in any manner for its actions regarding such withholdings and payments, and if it is fined or sanctioned in any way, Volaris undertakes to immediately refund any such expense or cost that the Trustee incurs.

NINETEENTH. Legal Prohibition.

In accordance with the provisions set forth in paragraph b), section XIX, of Article 106 of the Financial Institutions Law, which reads as follows:

“Financial institutions will be prohibited from

[. . .]

XIX. In connection with the transactions described in section XV of article 46 of this Law:

b) Being held accountable to the grantors or principals, for any default by the debtors, for the loans granted thereto, or of issuers, for the securities acquired, unless it is due to their own fault, as set forth in the last paragraph of article 391 of the General Law of Negotiable Instruments and Credit Operations, or from guaranteeing certain returns in connection with funds, the investment of which is requested therefrom.

If upon termination of the trust, mandate or agency established to grant loans, any such loans shall not be repaid by the debtors, the institution shall transfer them to the settlor or the beneficiary, as the case may be, or to the representative or principal, without repaying any outstanding amounts.

In any trust, mandate or agency agreements, the provisions of this section shall be inserted conspicuously as well as a representation from the institution to the effect that it has, clearly and without doubt, made its meaning be known to the persons from which it has received assets or rights for assignment in a trust.

Any agreement that contradicts the provisions of the preceding sections will be null.”

In addition, in accordance with section 5.5 of the Circular number 1/2005 issued by the Central Bank, the trustee is subject to the prohibitions transcribed below and set forth in section 6 of such Circular 1/2005:

“6.1 In Trust transactions, Trustee Institutions will be prohibited from the following:

a) Applying to the trust prices that differ from the ones in which the transaction was agreed;

b) Guaranteeing proceeds or prices resulting from the funds it is required to manage;

c) Entering into transactions on terms and conditions contrary to its internal policies and sound financial practice;

6.2 Trustee Institutions may not enter into transactions with securities, negotiable instruments or any other financial instrument that do not comply with the specifications that were agreed upon in the corresponding trust agreement.

[. . .]

6.4 In no event may Trustee Institutions pay, with funds contained in the trust estate, fines applied to such Trustee Institutions by any authority.

[. . .]”

TWENTIETH. Trustee Fees.

(a) The Trustee shall receive as fees for performing its functions in accordance herewith, such amounts agreed upon in the documents attached hereto as Exhibit B.

(b) The fees of the Trustee, and any other expenses incurred to carry out the obligations herein and for the issuance of CPOs and any amendments thereto, shall be paid by Volaris.

(c) Likewise, Volaris shall pay all expenses incurred by the Trustee (including reasonable and documented legal fees and expenses) to defend the Trust Estate as well as the fees and expenses that Volaris and the Trustee agree upon in order to carry out the acts that the Technical Committee instructs the Trustee to undertake in the fulfillment of the Purposes of the Trust.

(d) If Volaris does not pay such expenses, the Trustee must advise the Holders, by means of the Common Representative, who shall be entitled, but not obligated to pay them.

TWENTY-FIRST. Defense of the Trust Estate.

Without prejudice to the provisions set forth in Clause Sixth, the Trustee shall grant the powers of attorney to such persons and with all the authority instructed by the Technical Committee in order to defend the Trust Estate, or instructed by the majority of the Holders to exercise their corresponding rights, without the Trustee being liable for the performance or the fees and expenses incurred in the exercising of such power of attorney.

TWENTY SECOND. Indemnity.

(a) Volaris shall defend and hold the Trustee harmless, and any of its trustee delegates, officers, employees and attorneys-in-fact, for any liability, damage, obligation, lawsuit, judgment, transaction, notification, expense and/or cost of any kind, including reasonable and documented lawyers’ fees that are directly or indirectly asserted as the result of, imposed by, incurred by, on account of, or as a consequence of the acts performed by the Trustee in the fulfillment of this Agreement and in defending the Trust Estate (except when any of the foregoing are a consequence of the willful misconduct, fraud or negligence of the Trustee or when the Trustee performs any act not authorized hereby) or for any claim, fine, penalty or any other debt of any kind in connection with the Trust Estate or this Agreement, imposed by any administrative or judicial authority, arbitration tribunal, or any other authority, either local or federal, Mexican or foreign.

(b) The Trustee shall not be obligated to spend any amount from its own estate, or to incur any financial obligation other than those that it assumes as Trustee, in the fulfillment of the purposes of the Trust.

(c) The Trustee shall not be obliged to confirm or ensure the authenticity of any means of identification, power of attorney, reports or certificates that it receives in accordance herewith. The Trustee shall not be liable for any declaration made by any of the other parties hereto or in the documents hereto. The parties hereby acknowledge and agree that the duties performed by the Trustee shall be limited to those of the Trustee of this Agreement, in accordance with the terms hereof.

(d) The Trustee shall be liable to the parties and/or to any third party up to the sum of the Trust Estate, without having any personal liability if the Trust Estate is insufficient to meet the obligations of the parties in accordance herewith.

(e) The Trustee shall not be liable for the actions, events or omissions of the parties or of third parties that hinder the performance of its duties for the purposes hereof.

TWENTY-THIRD. Registration before the National Registry of Foreign Investments.

The Trustee shall request the registration of this Agreement and the Trust before the National Registry of Foreign Investments, within forty (40) days from the date of execution of this Agreement.

TWENTY FOURTH. Securities Deposit Institution.

The parties shall take all necessary measures to ensure that Indeval operates, on behalf the Trustee, the debiting and crediting of the accounts with respect to the CPOs, needed for the proper accounting and supervision of all transactions made in connection with this Trust, and to issue the financial statements, certificates or equivalent documents that reflect the transactions of the Trust Estate, as well as the CPOs placed or withdrawn in accordance with the terms established herein.

TWENTY-FIFTH. Amendments.

(a) This Agreement may not be amended without the prior authorization of the Technical Committee, the approval of the CNBV, and the Ministry of the Economy if necessary, provided that once the CPOs have been issued, the consent of the majority of the Holders present in the holder’s general meeting is required, and must be given through the Common Representative.

(b) The amendment of the remaining documents signed by the Trustee in order to fulfill the Purposes of the Trust shall be governed by the provisions thereof and by the applicable legislation.

TWENTY-SIXTH. Information, Accounting.

(a) In accordance with the provisions set forth in the Internal Regulations of the BMV, the Trustee, Volaris or any other person who has obligations in connection with the CPOs issued and released hereunder, must provide the BMV, as applicable, with the information referred to in such Regulations, as well as the information referred to in Section Two of Chapter Five of Title Four of such Regulations, with respect to the Trust Estate and the CPOs, respectively. The Trustee and Volaris agree that if such obligation is not met, they shall be liable for the sanctions and disciplinary measures set forth in Title Eleventh of the aforementioned Regulations. For such purposes, the Trustee and Volaris shall appoint the officers responsible for submitting to the BMV the information that is required by the relevant provisions.

Volaris and the Trustee must also meet all requirements regarding the presentation or disclosure of information to which the settlors or trustees are bound under the terms of the LMV and other applicable legislation.

(b) During the term of this Agreement and through the “Online Trustee” system (Sistema Fiduciario en Línea), the Trustee agrees to provide Volaris any and all Settlors by Adhesion, and the Common Representative, with financial statements that contain a general balance sheet, an income statement and a trial balance, along with monthly account statements, within 20 (twenty) Business Days following the end of each calendar month, with respect to the assets that are part of the Trust Estate, the CPOs released as of that date, and any and all investments related to the same.

(c) Upon receiving the financial statements and other above-mentioned information, which the Trustee must deliver, Volaris, any and all Settlors by Adhesion, and the Common Representative will have 20 (twenty) Business Days from the date such financial statements and other information have been actually received independently by each of them, to request the Trustee, in writing, as may be applicable, any corrections or explanations of the same, and once such term has expired without any request for corrections or explanations, such financial statements and other information will be considered approved for all effects and purposes, except in cases where there is fraud, willful misconduct, bad faith or illegality, or where the errors or misconduct are not readily ascertainable from the review of the financial statements and other information.

(d) Every financial statement and other information presented by the Trustee to Volaris, the Settlors by Adhesion or the Common Representative, will be prepared in accordance with the forms that have been institutionally pre-determined, if such forms have been pre-determined, and will contain the information that the parties agree and that the Trustee deems appropriate pursuant to the institutional policies, as well as the additional information that the parties reasonably request to the Trustee, and the Trustee must ensure that such information is clear, correct and complete.

TWENTY SEVENTH. Notifications and Domiciles, Use of Electronic Media.

(a) All the communications made between the parties pursuant to this Agreement must be made in writing and sent by certified mail, with acknowledgment of receipt, by facsimile, e-mail or by any other means that ensures their receipt, to the following addresses provided that the notices to the Technical Committee, its members or any Settlor by Adhesion, will be delivered to the addresses they provide the Trustee with:

Volaris:

Av. Antonio Dovalí Jaime No.70, torre B, piso 13

Col. Zedec Santa Fe

01210, México, Distrito Federal

Tel: (01-55) ___________

Fax: (01-55) _________

Email: ____________

Attention: _____________

The Trustee:

Insurgentes Sur No. 1972

Torre Norte

Piso 6

Colonia Guadalupe Inn

Delegación Álvaro Obregón

01020 México, Distrito Federal.

Tel: 5325-6090

Fax: 5325-6090 ext. 6090

Email: __________

Attention: Dirección Fiduciaria

(b) If any of the parties changes its address, it must notify the other parties in the manner specified hereunder and as of the day following the receipt of the notification, its address shall be considered as changed for the purposes hereof; otherwise, it shall be understood that said notices, notifications or communications to be given hereunder shall be legally effective when delivered to the most recent address of which the other parties are aware.

(c) Volaris, as Settlor, the Trustee and the members of the Technical Committee, because of their respective positions, agree to use the Internet, through the system entitled “Fiduciario en Línea”, that the Trustee will use and will make available to Volaris and to the Technical Committee and its members, through which they will give instructions to the Trustee, make transactions with liquid assets that are part of the Trust Estate, if applicable, before their distribution in accordance with the provisions hereof, through the person or persons designated by the Technical Committee or by Volaris, as the case may be, pursuant to the applicable provisions and proceedings that from time to time are agreed upon with the Trustee. The parties accept, from this moment onwards, any liability for the use of the password provided by the Trustee for the use of such electronic media; notwithstanding the foregoing, Volaris, the Technical Committee or its members may use other written means to send any and all instructions.

(d) Internet may be used, subject to the provisions of this Agreement, pursuant to the following:

(i) The identification of corresponding authorized user will be done through the use of access codes and passwords provided in writing by the Trustee, and which, for purposes of Article 52 of the Financial Institutions Law, will be considered as the identification mechanism, and the designated people will be solely liable for the use of such means of identification.

(ii) The instructions sent through the above-mentioned electronic means will have the same legal effect as the written authorizations signed by the person or persons with the authorization to use the liquid assets that constitute the Trust Estate; the Trustee must ensure the integrity of the information transmitted through such means.

(iii) The creation, transmission, modification or expiration of the rights and obligations resulting from all operations or services instructed through electronic means will be recorded in a logbook that will be kept by the Trustee and will contain all the information about the received instructions.

(iv) User authentication will be done through the use of access codes and passwords provided by the Trustee, as well as through a second authentication mechanism that employs dynamic information for monetary transactions, and if necessary, the Trustee must keep them up-to-date and must take all necessary measures to ensure users know how to use them properly.

(v) The confirmation of the monetary transactions made by the Trustee through electronic means, which the Trustee agrees to do, may be done through the same electronic means, using the following options:

•	express written confirmation, sent to the appropriate party pursuant to the terms of this Agreement;

•	in the case of parties other than the Trustee, activity consultation and balance inquiries due to investment contracts, provided that for such purposes, the Trustee agrees to register immediately any activity and maintain accurate records of the respective activity;

•	instructions for deposit, withdrawal, transfer, payment of fees and pending instructions, which the Trustee agrees to acknowledge and sign, if so requested by the holder of the right;

•	in the case of parties other than the Trust, financial information consisting in the account statement which the Trustee agrees to prepare and make available to the holder of the respective right.

(vi) The Trustee informs Volaris, the Settlors by Adhesion (at the moment of the adhesion), and the Technical Committee and its members that the main risks existing for the use of electronic means, in terms of this clause, are the risks listed below, and the Trustee agrees to (A) develop and maintain systems limiting such risks, (B) periodically take the measures within its powers to reduce such risks and to improve its systems in order to reduce the risks, and (C) immediately notify the occurrence, or the potential occurrence of any of the following risks, which are considered the main risks:

•	Theft of the profile using a malignant code or possible electronic fraud;

•	Impossibility to carry out transactions, in which case alternative means agreed upon by the parties may be used, as facsimile and delivery of written instructions personally;

•	Possible theft of sensitive data of the title-holder, which will be notified by the Trustee as soon as it has knowledge of it, agreeing to assist, as necessary, for the exercise of rights by the affected party;

•	Access to portals that may compromise the security profile of the user.

(vii) The parties agree, exclusively with respect to the provisions of this Agreement, that in order to prevent irregular or illegal transactions:

•	the Trustee agrees to maintain the operating system and all of its components up-to-date;

•	they will use a reputable antivirus software and keep it up-to-date;

•	in the case of the Trustee, it will install a personal firewall;

•	in the case of the Trustee, it will install anti-spyware software and keep it up-to-date;

•	they will set the security and privacy levels of the applicable internet browser to at least medium;

•	they will take reasonable precautions to ensure being in safe websites to make commercial and electronic banking transactions;

•	they will not disclose confidential or personal information authorized for it;

•	they will change the user names and passwords on a regular basis, in all cases (i) as long as this is possible considering the means available for the Trustee; and (ii) at the request of the Trustee;

•	they will avoid doing financial transactions in public places or through wireless networks; and

•	as it relates to the Settlor, any Settlor by Adhesion or the Technical Committee, they will contact the Trustee in the event any irregularity is detected.

(e) The Technical Committee, through a representative appointed for such purposes, Volaris and the Trustee, as the case may be, will inform the other parties of any change in the record of users authorized to use the electronic media.

TWENTY-EIGHTH. Jurisdiction and Applicable Law.

(a) This Agreement shall be construed and fulfilled in accordance with the laws of Mexico.

(b) For any dispute that may arise hereunder, the parties agree to expressly submit themselves to the jurisdiction and competence of the competent federal courts of Mexico City, Federal District, waiving their rights to any other jurisdiction to which they may be entitled by reason of their present or future domicile or otherwise.

(c) The agreement is executed in five (5) counterparts in Mexico City, Federal District, on __________ __, 2013.

Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo, Dirección Fiduciaria

____________________________________

By:  Juan Manuel Altamirano León

Title: General Trustee Delegate

Controladora Vuela Compañía de Aviación, Sociedad Anónima Promotora de Inversión de Capital Variable

______________________________

By: _______________

Title: Attorney in Fact

SIGNATURE PAGES TO THE IRREVOCABLE TRUST AGREEMENT ENTERED INTO BY AND AMONG NACIONAL FINANCIERA, SOCIEDAD NACIONAL DE CRÉDITO, INSTITUCIÓN DE BANCA DE DESARROLLO, DIRECCIÓN FIDUCIARIA, AND CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN, SOCIEDAD ANÓNIMA PROMOTORA DE INVERSIÓN DE CAPITAL VARIABLE ON _______, 2013.

Exhibit A

Authorization from the Ministry of Economy

Exhibit B

Trustee Fees

1. For assessment and acceptance [$100,000.00 (one hundred thousand Mexican Pesos)], to be paid to the Trustee on the date of execution of this Agreement, in addition to the value added tax.

2. For the management of the Agreement, a fixed yearly fee of [$600,000.00 (six hundred thousand Mexican Pesos)], to be paid quarterly, in addition to the value added tax, provided that this amount will be revised every year, starting in 2015, in accordance with the positive variation, if any, of the national consumer price index published by the Bank of Mexico of the immediately preceding calendar year.